Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces November 30, 2017 Assets Under Management
New York, NY, December 11, 2017 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $549 billion during November 2017 from $542 billion at the end of October. The 1.3% increase was predominantly due to market appreciation, though modest firmwide net inflows from the Retail, Institutions and Private Wealth client channels contributed as well.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At November 30, 2017				At Oct 31
					2017

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$33	$57	$48	$138	$135
Passive	23	32	—	55	53
Total Equity	56	89	48	193	188

Fixed Income
Taxable	161	74	11	246	245
Tax-Exempt	1	15	23	39	39
Passive	—	10	—	10	10
Total Fixed Income	162	99	34	295	294

Other(1)	48	4	9	61	60
Total	$266	$192	$91	$549	$542

	At October 31, 2017

Total	$263	$189	$90	$542

(1) Includes certain multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2016 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At September 30, 2017, AB Holding owned approximately 35.2% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.9% economic interest in AB.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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